Exhibit 5.1

June 27, 2011

Alaska Communications Systems Group, Inc.

600 Telephone Avenue

Anchorage, Alaska 99503

(907) 297-3000

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

In my capacity as your General Counsel and Corporate Secretary, I have examined the Registration Statement on Form S-8 (the “Registration Statement”) of Alaska Communications Systems Group, Inc., a Delaware corporation (“the Company”), to be filed with the Securities and Exchange Commission (“Commission”) on or about June 28, 2011, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 5,439,355 shares of common stock, par value $0.01 (the “Shares”) issuable pursuant to the Company’s 2011 Incentive Award Plan (the “2011 Plan”).

I have also reviewed copies of the 2011 Plan, other documents and records of the Company, and the actions proposed to be taken by the Company in connection with the issuance and sale of the Shares to be issued under the Plan, as I have deemed necessary as a basis for the opinions expressed below.

This opinion letter is limited to the federal laws of the United States and the General Corporation Law of the State of Delaware as such laws presently exist and the facts as they presently exist. I express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.

Subject to the foregoing, I am of the opinion that the Shares, when issued in the manner referred to in the Plan and pursuant to the agreements contemplated to be entered into with recipients in respect of such Shares, will be legally and validly issued, fully paid and non-assessable.

In addition, I consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of my name wherever it may appear the Registration Statement, including any prospectus constituting a part thereof, and any amendments thereto. In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission.

Very truly yours,

/s/ Leonard A. Steinberg
Leonard A. Steinberg, Esq.
General Counsel & Corporate Secretary